STOCK PURCHASE AGREEMENT

                           dated August 7, 1996, among





                           PIERCE MANUFACTURING INC.,


                 THE SHAREHOLDERS OF PIERCE MANUFACTURING INC.,

                                       and

                            OSHKOSH TRUCK CORPORATION

                                TABLE OF CONTENTS

                                                                         Page

   ARTICLE I - Purchase and Sale of Stock  . . . . . . . . . . . . . . .    1
      1.1.    Purchase of Stock  . . . . . . . . . . . . . . . . . . . .    1
      1.2.    Purchase Price; Payment  . . . . . . . . . . . . . . . . .    1

   ARTICLE II - Conditions Precedent to Closing  . . . . . . . . . . . .    2
      2.1.    Conditions Precedent to the Buyer's Obligation . . . . . .    2
      2.2.    Conditions Precedent to the Company's and the Sellers'
              Obligation . . . . . . . . . . . . . . . . . . . . . . . .    4

   ARTICLE III - Closing . . . . . . . . . . . . . . . . . . . . . . . .    5
      3.1.    Time and Place of Closing  . . . . . . . . . . . . . . . .    5
      3.2.    Deliveries of the Buyer  . . . . . . . . . . . . . . . . .    5
      3.3.    Deliveries of the Company and the Sellers  . . . . . . . .    6

   ARTICLE IV - Warranties and Representations of the Sellers  . . . . .    7
      4.1.    Individual Warranties and Representations of the Sellers .    7
              4.1.1.   Title to Shares . . . . . . . . . . . . . . . . .    7
              4.1.2.   Authority . . . . . . . . . . . . . . . . . . . .    7
              4.1.3.   Stockholder Agreements  . . . . . . . . . . . . .    9
      4.2.    Warranties and Representations of the Company  . . . . . .   10
              4.2.1.   Organization and Standing . . . . . . . . . . . .   10
              4.2.2.   Capitalization  . . . . . . . . . . . . . . . . .   10
              4.2.3.   Authorization; No Violations  . . . . . . . . . .   11
              4.2.4.   Litigation and Compliance with Laws . . . . . . .   12
              4.2.5.   Subsidiaries, Investments . . . . . . . . . . . .   13
              4.2.6.   Ownership and Use of Tangible Assets  . . . . . .   13
              4.2.7.   Patents, Trademarks, and Other Intellectual
                       Property. . . . . . . . . . . . . . . . . . . . .   15
              4.2.8.   Financial Statements  . . . . . . . . . . . . . .   15
              4.2.9.   Conduct Out of Ordinary Course  . . . . . . . . .   16
              4.2.10.  Taxes . . . . . . . . . . . . . . . . . . . . . .   17
              4.2.11.  Contracts and Other Agreements  . . . . . . . . .   18
              4.2.12.  Product Warranty and Product Liability  . . . . .   20
              4.2.13.  Employee Benefit Matters  . . . . . . . . . . . .   20
              4.2.14.  Labor Practices . . . . . . . . . . . . . . . . .   22
              4.2.15.  Brokers; Agents . . . . . . . . . . . . . . . . .   22
              4.2.16.  Permits and Licenses  . . . . . . . . . . . . . .   22
              4.2.17.  Major Customers . . . . . . . . . . . . . . . . .   23
              4.2.18.  Dealers and Other Agents  . . . . . . . . . . . .   23
              4.2.19.  Material Suppliers of Inventories . . . . . . . .   24
              4.2.20.  Insurance . . . . . . . . . . . . . . . . . . . .   24
              4.2.21.  Environmental Matters . . . . . . . . . . . . . .   25
              4.2.22.  Bank Accounts . . . . . . . . . . . . . . . . . .   27
              4.2.23.  Inventory . . . . . . . . . . . . . . . . . . . .   27
              4.2.24.  Accounts Receivable . . . . . . . . . . . . . . .   27
      4.3.    Warranties Survive Closing . . . . . . . . . . . . . . . .   27
      4.4.    Knowledge  . . . . . . . . . . . . . . . . . . . . . . . .   28

   ARTICLE V - Warranties and Representations of the Buyer . . . . . . .   28
      5.1.    Warranties and Representations . . . . . . . . . . . . . .   28
              5.1.1.   Authority . . . . . . . . . . . . . . . . . . . .   28
              5.1.2.   Investment Representations  . . . . . . . . . . .   29
              5.1.3.   Brokers; Agents . . . . . . . . . . . . . . . . .   30
              5.1.4.   Guarantees  . . . . . . . . . . . . . . . . . . .   30
      5.2.    Warranties Survive Closing . . . . . . . . . . . . . . . .   30

   ARTICLE VI - Covenants  . . . . . . . . . . . . . . . . . . . . . . .   30
      6.1.    Covenants of the Company.      . . . . . . . . . . . . . .   30
              6.1.1.   Access  . . . . . . . . . . . . . . . . . . . . .   30
              6.1.2.   Records . . . . . . . . . . . . . . . . . . . . .   31
              6.1.3.   Conduct of the Business of the Company and its
                       Subsidiaries  . . . . . . . . . . . . . . . . . .   31
              6.1.4.   Title Insurance . . . . . . . . . . . . . . . . .   33
              6.1.5.   Surveys . . . . . . . . . . . . . . . . . . . . .   33
              6.1.6.   Tax Matters . . . . . . . . . . . . . . . . . . .   34
              6.1.7.   Bonuses . . . . . . . . . . . . . . . . . . . . .   34
      6.2.    Covenants of the Sellers . . . . . . . . . . . . . . . . .   34
              6.2.1.   Solicitation  . . . . . . . . . . . . . . . . . .   34
              6.2.2.   Stock Transfer  . . . . . . . . . . . . . . . . .   34
              6.2.3.   Delivery of Documents . . . . . . . . . . . . . .   34
      6.3.    Mutual Covenants . . . . . . . . . . . . . . . . . . . . .   35
              6.3.1.   Cooperation . . . . . . . . . . . . . . . . . . .   35
              6.3.2.   Records . . . . . . . . . . . . . . . . . . . . .   35
              6.3.3.   Publicity . . . . . . . . . . . . . . . . . . . .   35
              6.3.4.   Execution of Additional Documents . . . . . . . .   36
              6.3.5.   Reasonable Efforts  . . . . . . . . . . . . . . .   36
      6.4.    Covenants of the Buyer . . . . . . . . . . . . . . . . . .   36
              6.4.1.   Severance Payments  . . . . . . . . . . . . . . .   36
              6.4.2.   Incentive Compensation Plan . . . . . . . . . . .   36
              6.4.3.   Other Benefits  . . . . . . . . . . . . . . . . .   37

   ARTICLE VII - Disclosure Schedule . . . . . . . . . . . . . . . . . .   37
      7.1.    General  . . . . . . . . . . . . . . . . . . . . . . . . .   37
      7.2.    Updates to Disclosure Schedule . . . . . . . . . . . . . .   37

   ARTICLE VIII - Non-Disclosure . . . . . . . . . . . . . . . . . . . .   38
      8.1.    Non-Disclosure of Confidential Information . . . . . . . .   38
      8.2.    Enforcement  . . . . . . . . . . . . . . . . . . . . . . .   38

   ARTICLE IX - Indemnification  . . . . . . . . . . . . . . . . . . . .   39
      9.1.    Indemnification of the Buyer . . . . . . . . . . . . . . .   39
      9.2.    Indemnification of the Sellers . . . . . . . . . . . . . .   40
      9.3.    Procedure Relative to Indemnification  . . . . . . . . . .   40
      9.4.    Effect of Taxes, Other Benefits and Insurance  . . . . . .   42
      9.5.    Limits on Indemnification Claims . . . . . . . . . . . . .   42
              9.5.1.   Basket  . . . . . . . . . . . . . . . . . . . . .   42
              9.5.2.   Maximum Amount of Indemnification . . . . . . . .   42
      9.6.    Sole Remedy; Termination . . . . . . . . . . . . . . . . .   43
      9.7.    No Indemnification for Known Breaches of Representations and
              Warranties . . . . . . . . . . . . . . . . . . . . . . . .   43

   ARTICLE X - Termination . . . . . . . . . . . . . . . . . . . . . . .   44
      10.1.   Termination  . . . . . . . . . . . . . . . . . . . . . . .   44
      10.2.   Effect of Termination  . . . . . . . . . . . . . . . . . .   44

   ARTICLE XI - Miscellaneous  . . . . . . . . . . . . . . . . . . . . .   45
      11.1.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . .   45
      11.2.   Notices  . . . . . . . . . . . . . . . . . . . . . . . . .   45
      11.3.   Entire Agreement . . . . . . . . . . . . . . . . . . . . .   46
      11.4.   Assignment . . . . . . . . . . . . . . . . . . . . . . . .   46
      11.5.   Binding Effect . . . . . . . . . . . . . . . . . . . . . .   47
      11.6.   Paragraph Headings . . . . . . . . . . . . . . . . . . . .   47
      11.7.   Severability . . . . . . . . . . . . . . . . . . . . . . .   47
      11.8.   Applicable Law . . . . . . . . . . . . . . . . . . . . . .   47
      11.9.   Counterparts . . . . . . . . . . . . . . . . . . . . . . .   47
      11.10.  Passage of Title . . . . . . . . . . . . . . . . . . . . .   47
      11.11.  Use of Terms . . . . . . . . . . . . . . . . . . . . . . .   47




                         LIST OF SCHEDULES AND EXHIBITS*


   Schedule 1          Schedule of Stock Ownership/Payment of Purchase Price

   Schedule 2          Disclosure Schedule

   Exhibit 6.1.7       Bonus Plan

   Exhibit 6.3.3 Form of Announcement and Press Release Regarding Sale of the Company

   Exhibit 6.4.1       Management Employees With Six Month Severance

   Exhibit 6.4.2       Incentive Compensation Plan

   * Such schedules and exhibits are not filed herewith. Oshkosh Truck Corporation agrees to furnish supplementally a copy of any such omitted schedule or exhibit to the Commission upon request.

                            STOCK PURCHASE AGREEMENT


          THIS AGREEMENT is made and entered into as of August 7, 1996, by and among PIERCE MANUFACTURING INC., a Wisconsin corporation (the "Company"), all of the SHAREHOLDERS OF THE COMPANY, each of which is listed on Schedule 1 attached hereto (individually a "Seller"; collectively, the "Sellers") and OSHKOSH TRUCK CORPORATION, a Wisconsin corporation (the "Buyer").

                                   BACKGROUND

          The Sellers own collectively all of the issued and outstanding shares of Five Cent ($.05) par value Common Stock (the "Common Stock") of the Company. The Sellers desire to sell to the Buyer, and the Buyer desires to purchase from the Sellers, all of the issued and outstanding shares of Common Stock, upon the terms and conditions set forth herein.

          NOW, THEREFORE, the Buyer, the Sellers and the Company, in consideration of the mutual promises hereinafter set forth, do hereby promise and agree as follows:

                                    ARTICLE I

                           Purchase and Sale of Stock

          1.1. Purchase of Stock. Subject to the terms and conditions set forth in this Agreement, the Sellers shall sell to the Buyer, and the Buyer shall purchase from the Sellers at the Closing (as hereinafter defined), all of the issued and outstanding shares of capital stock of the Company, consisting of Four Hundred Ten Thousand Seventy-Nine (410,079) shares of Common Stock (collectively, the "Subject Shares"). The number and percentage of the Subject Shares to be transferred by each Seller shall be as set forth opposite such Seller's name on Schedule 1 attached hereto.

          1.2. Purchase Price; Payment. The purchase price for the Subject Shares (the "Purchase Price") shall be Three Hundred Ninety-Two and 6,073/10,000 Dollars ($392.6073) per share for an aggregate amount of One Hundred Sixty-One Million Dollars ($161,000,000.00); provided, however, that the aggregate Purchase Price shall not change based on the issuance by the Company of shares pursuant to options, stock appreciation rights or other commitments which increase the number of Subject Shares prior to the Closing and provided, further, that the aggregate Purchase Price and the resulting proportionate per share amount shall be reduced by the aggregate After Tax Bonus Amount (as defined in Paragraph 6.1.7). At the Closing, the Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the Sellers in the amounts and per the wire transfer instructions set forth on Schedule 1 attached hereto.

                                   ARTICLE II

                         Conditions Precedent to Closing

          2.1. Conditions Precedent to the Buyer's Obligation. The obligation of the Buyer to consummate the transactions contemplated herein is subject to the satisfaction as of the Closing of each of the following conditions:

               (a) Each of the representations and warranties of the Sellers made in this Agreement and the statements contained in the Disclosure Schedule and Attachments thereto shall be true and correct in all material respects when made and on and as of the Closing Date (as hereinafter defined), as though made on and as of the Closing Date, except as amended by the Sellers prior to the Closing as provided in
     Article VII, below or by the terms of this Agreement or consented to in writing by the Buyer; the Company and the Sellers shall have performed in all material respects the respective covenants, agreements or obligations of the Company and the Sellers contained in this Agreement required to be performed on or prior to the Closing Date; and the Company and the Sellers shall have delivered to the Buyer a certificate dated as of the Closing Date and signed by the President on behalf of the Company, and by the Sellers confirming the foregoing. The statements in such certificate shall be a warranty of the Sellers for purposes of this Agreement, which warranty shall be subject to the provisions of Paragraphs 4.3 and 4.4, below.

               (b) The Company or its ultimate parent entity, as the case may be, shall have filed, if required by law, proper pre-merger notification forms with the United States Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice (the "DOJ") under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), and the waiting period following the filing of proper pre-merger notification forms by the Buyer (or its ultimate parent entity) and the Company (or its ultimate parent entity) shall have expired, whether pursuant to early termination or by passage of time.

               (c) All material consents, licenses, permits, authorizations or approvals from, filings with and notifications to any federal, state, local or other governmental or regulatory body required to be made or obtained by the Company and the Sellers in connection with the consummation of the transactions contemplated by this Agreement or necessary to operate the Company which are specifically noted in the Disclosure Schedule (as hereinafter defined) shall have been made or obtained including, without limitation, requirements under the HSR Act as contemplated by Paragraph 2.1(b), above. All material approvals, consents and waivers of third parties required to be obtained by the Company and the Sellers (as specifically noted in the Disclosure Sched-ule in connection with the consummation of such transactions) shall have been obtained.

               (d) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated by this Agreement nor shall any action, suit or proceeding requesting such an injunction or order have been commenced or threatened by a party other than the Buyer.

               (e) The Company and the Sellers shall have delivered to the Buyer the documents, certificates, agreements and instruments required under Paragraph 3.3, below.

               (f) The Buyer shall have obtained good and valid title insurance policies or, in final form, irrevocable title insurance commitments serving as the title insurance policies, dated as of the Closing Date, conforming to the specifications set forth in Paragraph
     6.1.4 hereof, and surveys conforming to the specifications set forth in Paragraph 6.1.5 hereof.

               (g) Since the date of the Interim Balance Sheet (as defined in Paragraph 4.2.8) no event or circumstance shall have occurred or be in effect which has or is reasonably likely to have a Material Adverse Effect (as defined in Paragraph 4.2.3); provided, however, that for purposes of this clause (g), any change in management or other employees of the Company will not be deemed to have or be reasonably likely to result in a Material Adverse Effect.

          In the event that any of the foregoing conditions to the Closing shall not have been satisfied prior to October 31, 1996, the Buyer may elect to (i) terminate this Agreement without liability to the Buyer, provided that any such termination shall be without prejudice to any claims by the Buyer for intentional breach of this Agreement by the Company or the Sellers; or (ii) waive all such unsatisfied conditions and consummate the transactions contemplated herein despite such failure.

          2.2. Conditions Precedent to the Company's and the Sellers' Obligation. The obligation of the Company and the Sellers to consummate the transactions contemplated herein is subject to the satisfaction as of the Closing of each of the following conditions:

               (a) Each of the representations and warranties of the Buyer made in this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, as though made on and as of the Closing Date; the Buyer shall have performed in all material respects the covenants, agreements and obligations of the Buyer contained in this Agreement required to be performed on or prior to the Closing; and the Buyer shall have delivered to the Sellers a certificate dated as of the Closing Date and signed by an authorized officer of the Buyer confirming the foregoing. The statements made in such certificate shall be a warranty of the Buyer for purposes of this Agreement, which warranty shall be subject to the provisions of Paragraph 5.2, below.

               (b) The Buyer shall have caused its ultimate parent entity to file, if required by law, proper pre-merger notification forms with the FTC and the DOJ under the HSR Act, and the waiting period following the filing of proper pre-merger notification forms by the Buyer and the Company (or its ultimate parent entity) shall have expired, whether pursuant to early termination or by passage of time.

               (c) All consents, licenses, permits, authorizations, approvals from, filings with and notifications to any federal, state, local or other governmental or regulatory body required to be made or obtained by the Buyer in connection with the consummation of the transactions contemplated by this Agreement shall have been made or obtained including, without limitation, requirements under the HSR Act as contemplated by Paragraph 2.2(b), above. All consents of third parties required to be obtained by the Buyer in connection with the consummation of such transactions shall have been obtained.

               (d) All management and employee bonuses for the current year through the date of the Closing and projected to year-end shall have been paid and all stock appreciation rights and other similar benefits as described on the Disclosure Schedule shall have been or be paid at or prior to Closing as if fully vested on Closing and the bonuses referred to in Paragraph 6.1.7 shall have been paid at or simultaneously with the Closing.

               (e) All guarantees of Company obligations by any Seller to United States Fidelity and Guaranty Company ("USF&G") shall be released as of Closing.

               (f) No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect as of the Closing which restrains or prohibits the consummation of the transactions contemplated under this Agreement nor shall any action, suit or proceeding requesting such an injunction or order have been commenced or threatened by a party other than Sellers or the Company.

               (g) The Buyer shall have delivered to the Sellers the documents, certificates, agreements and instruments required under Paragraph 3.2, below.

          In the event that any of the foregoing conditions to the Closing shall not have been satisfied prior to October 31, 1996, the Sellers may elect to (i) terminate this Agreement without liability to the Sellers, provided that any such termination shall be without prejudice to any claims by the Company or the Sellers for intentional breach of this Agreement by the Buyer; or (ii) waive any such unsatisfied conditions and consummate the transactions contemplated herein despite such failure.

                                   ARTICLE III

                                     Closing

          3.1. Time and Place of Closing. The closing of the purchase and sale contemplated herein (the "Closing") shall be held at the offices of Godfrey & Kahn, S.C., in Appleton, Wisconsin, at 10:00 AM local time, on September 16, 1996, or at such other time or place as the Company, the Sellers and the Buyer shall mutually agree. The date on which the Closing shall occur is hereinafter referred to as the "Closing Date."

          3.2. Deliveries of the Buyer. At the Closing, the Buyer shall deliver to the Sellers the following:

               (a) The payment of the Purchase Price in the manner specified in Paragraph 1.2, above.

               (b) A certificate from the Secretary of the Buyer, in a form reasonably satisfactory to the Sellers and their counsel, setting forth the resolutions of the Board of Directors of the Buyer authorizing the execution of this Agreement, all agreements, documents and instruments to be executed by the Buyer in connection herewith (the "Buyer Ancillary Documents") and the taking of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein or therein.

               (c) The certificate of the Buyer required to be delivered pursuant to Paragraph 2.2(a), above.

          3.3. Deliveries of the Company and the Sellers. At the Closing, the Company and the Sellers shall deliver to the Buyer the following:

               (a) Certificates representing the Subject Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank by the Sellers.

               (b) The certificate of the Company and the Sellers required to be delivered pursuant to Paragraph 2.1(a), above.

               (c) Resignations of the President of the Company in his capacity as a statutory officer and of all of the directors of the Company and each person who is a trustee, custodian, or authorized signatory under any employee benefit plan, bank account, depository account or safe deposit box of the Company, effective as of the Closing, as designated by the Buyer.

               (d) Constructive possession of the complete books and records relating to the business of the Company including, without limitation, minute books, stock ledgers, all keys or articles required for access thereto and the combinations for all safes, vaults and other places of safekeeping or storage of the Company.

               (e) A certificate of each of the Sellers, in a form reasonably satisfactory to the Buyer and its counsel, certifying that such Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended (the "Code").

               (f) Documentary evidence reasonably satisfactory to the Buyer and its counsel as to the termination of the Stockholder Agreements (as hereinafter defined).

               (g) A certificate of the Secretary of the Company, in a form reasonably satisfactory to the Buyer and its counsel, setting forth the resolutions of the Board of Directors of the Company authorizing the execution of this Agreement and all agreements, documents and instruments to be delivered by the Company or any of the Sellers hereunder (collectively the "Seller Ancillary Documents") which will be executed by the Company in connection herewith and the taking by the Company of any and all actions deemed necessary or advisable to consummate the transactions contemplated herein or therein.

                                   ARTICLE IV

                  Warranties and Representations of the Sellers

          4.1. Individual Warranties and Representations of the Sellers. Except as set forth in the disclosure schedule attached hereto as Schedule 2 (hereinafter the "Disclosure Schedule") each of the Sellers hereby individually, but only with respect to the Subject Shares owned by such Seller and the authority of such Seller to consummate the transactions contemplated hereby, warrants and represents to the Buyer, which warranties and representations shall survive the Closing for the period set forth in Paragraph 4.3, below, and shall be subject to the provisions of Paragraph 4.4, below, as follows:

          4.1.1. Title to Shares. Such Seller is the record owner of and has good, valid and marketable title to the respective number of the Subject Shares set forth opposite his, her or its name on Schedule 1 attached hereto, and at the Closing will deliver to the Buyer good, valid and marketable title to such shares free and clear of all liens, security interests, claims, options, charges, pledges and encumbrances of any kind whatsoever, except as otherwise provided herein or in the Stockholder Agreements (as hereinafter defined) or in Section 180.0622(2)(b) of the Wisconsin Statutes and the cases decided thereunder.

          4.1.2.  Authority.

               (a) Such Seller has full right, power, legal capacity and authority to sell, transfer and deliver to the Buyer the full legal and beneficial ownership in the portion of Subject Shares to be sold by such Seller pursuant to this Agreement and to consummate the transactions contemplated herein and in any of the Seller Ancillary Documents to which such Seller is a party.

               (b) If such Seller is a corporation, partnership or limited liability company, such Seller is duly organized and validly existing under the laws of its jurisdiction of organization, has the corporate or other appropriate power and authority to enter into this Agreement and the Seller Ancillary Agreements to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and the execution and delivery of this Agreement and the Seller Ancillary Docu-ments to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby by such Seller have been approved by all necessary action on behalf of such Seller.

               (c) If such Seller is a trust or a charitable foundation (a "Trust"): (i) the trustees or other fiduciaries thereof who have signed this Agreement (and any relevant Seller Ancillary Document) on behalf of such Trust are the duly appointed trustees, fiduciaries or other repre-sentatives of such Trust and they have not resigned or been removed or replaced from such positions as of the date hereof; (ii) no beneficiary or other remainderman of such Trust has heretofore in any way assigned, transferred, or encumbered, or permitted the assignment, transfer or other encumbrance of the Subject Shares held by such Trust; (iii) the execution and delivery of this Agreement and any relevant Seller Ancillary Document by such trustees or fiduciaries and the performance by such trustees or fiduciaries of their obligations hereunder and thereinafter have been duly and validly authorized and approved by all actions required under applicable law relating to such Trust and under the terms of the relevant instruments governing such Trust; and (iv) such trustees and other fiduciaries have full power and authority under the terms of the applicable instruments governing such Trust and under any document relating to or applicable to such Trust to execute and deliver this Agreement and any relevant Seller Ancillary Document on behalf of such Trust and to perform their respective obligations hereunder.

               (d) This Agreement has been duly and validly executed and delivered by such Seller and is the legal, valid and binding obligation of such Seller enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other laws generally affect-ing the rights of creditors and general principles of equity and applicable federal or state laws which may affect the availability of equitable remedies. No action, consent or approval by or filing with any federal, state, municipal, foreign or other court or governmental or administrative body or agency or any other regulatory or self-regulatory body is required in connection with the execution and delivery by such Seller of this Agreement or the Seller Ancillary Documents to the extent such Seller is a party thereto or the consummation by such Seller of the transactions contemplated hereby and thereby other than the pre-merger notification with the FTC and the DOJ under the HSR Act, except for any action, consent or approval, with respect to which a failure to obtain would not reasonably be expected to impair in any material respect the performance by such Seller of such Seller's obligations hereunder. No claim, action, suit, proceeding, arbitration, investigation or inquiry before any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange or any private arbitration tribunal is now pending or, to the knowledge of such Seller, threatened, against or relating to such Seller which would have a material adverse effect on the ability of such Seller to consummate the sale of the Subject Shares or the other transactions contemplated by this Agreement or the Seller Ancillary Documents. Neither the execution and delivery by such Seller of this Agreement or any Seller Ancillary Document to which such Seller is a party, nor the consummation of the transactions contemplated hereby and thereby, will breach, violate or constitute an event of default (or an event which with the lapse of time or the giving of notice or both would constitute an event of default) under, give rise to any right of termination, cancellation, modification or acceleration under, or require any consent or the giving of any notice under, any contract or instrument to which such Seller is a party or by which any of such Seller's Subject Shares may be bound, except as provided in the Stockholder Agreements and except for such breaches, violations or defaults which would not reasonably be expected to impair in any material respect the performance by such Seller of such Seller's obligations hereunder.

          4.1.3. Stockholder Agreements. Except for this Agreement, the Seller Ancillary Documents, that certain Shareholders Agreement dated September 16, 1987, amended most recently on April 19, 1996 and July 1, 1996 (the "Shareholders Agreement"), that certain Directors Stock Subscription Agreement dated May 26, 1993, amended most recently on April 19, 1996 (the "Directors Stock Subscription Agreement"), and that certain Key Employee Stock Subscription Agreement dated May 25, 1993, amended most recently on April 19, 1996 (the "Key Employee Stock Subscription Agree-ments," and with the Shareholders Agreement and the Directors Stock Subscription Agreement being collectively referred to as "the Stockholder Agreements"), there are no voting trust agreements, powers of attorney, proxies or any other contracts, agreements, arrangements, commitments, plans or understandings, written or oral, restricting or otherwise relating to the voting, dividend rights or disposition of that portion of the Subject Shares owned by such Seller or otherwise granting any person any right in respect of that portion of the Subject Shares owned by such Seller and no restrictions on the transfer of such portion of the Subject Shares presently exist.

          4.2. Warranties and Representations of the Company. Except as set forth in the Disclosure Schedule, the Company hereby warrants and represents to the Buyer, which warranties and representations shall survive the Closing for the period set forth in Paragraph 4.3, below, and shall be subject to the provisions of Paragraph 4.4, below, as follows:

          4.2.1. Organization and Standing. The Company is a corporation duly organized and validly existing under the laws of the State of Wisconsin. Each corporation, partnership, joint venture or other business entity in which the Company maintains a majority voting interest (each, a "Subsidiary"; collectively, the "Subsidiaries") is set forth in the Disclosure Schedule and is a corporation duly organized and validly existing under the laws of its state or other jurisdiction of incorporation. The Company has the power and authority to own or lease its properties and to carry on all business activities which it now conducts. The Disclosure Schedule contains a true, complete and correct list of all states in which the Company and each Subsidiary is qualified to do business as a foreign corporation. The stock certificate, transfer books and minute books of the Company and each Subsidiary (a copy of which has been made available for inspection by the Buyer and its representa-tives) are materially true and complete. The Articles of Incorporation and By-Laws or other constituent documents of the Company and each Subsidiary (true and complete copies of which have been provided to the Buyer) are true, complete and correct and are in full force and effect without amendment or modification.

          4.2.2. Capitalization. The entire duly authorized capital stock of the Company consists of Four Hundred Forty-Two Thousand (442,000) shares of Common Stock, of which Four Hundred Ten Thousand Seventy-Nine (410,079) shares are currently issued and outstanding. All of the Subject Shares are fully paid and nonassessable, except as provided in Section
   180.0622 of the Wisconsin Statutes and cases decided thereunder. The Subject Shares have not been issued in violation of, and are not subject to, any preemptive or subscription rights other than as provided in the Stockholder Agreements. Other than the Stockholder Agreements and the items described in the Disclosure Schedule, there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments or rights pursuant to which the Company is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Company. All of the Subject Shares have been issued in material compliance with all applicable federal and state securities laws or in accordance with exemptions therefrom. The Subject Shares constitute all of the issued and outstanding shares of capital stock of the Company of whatever class, series or designation. Schedule 1 hereto contains a complete and correct list of all holders of any class of capital stock or other securities of the Company.

          4.2.3.  Authorization; No Violations.

               (a) The Company has full corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly approved by the Board of Directors of the Company, and no other corporate action on the part of the Company is necessary to authorize and approve the Company's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby. This Agreement has been, and when executed and delivered by the Company, the other documents and instruments to be executed and delivered by the Company will be, duly executed and delivered by the Company, and constitutes, or will constitute valid and legally binding agreements of the Company enforceable in accordance with its terms, except that the enforceability of this Agreement may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other laws generally affecting the rights of creditors and general principles of equity and applicable federal or state laws which may affect the availability of equitable remedies.

               (b) Except for the requirements of the HSR Act, or except as otherwise disclosed in the Disclosure Schedule, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not: (i) violate or conflict with any provision of the Articles of Incorporation, By-Laws or other constituent documents of the Company or any Subsidiary, (ii) breach, violate or (whether immediately or with the lapse of time or the giving of notice or both) constitute an event of default under or an event which would give rise to any right of termination, cancellation, modification, acceleration or foreclosure under, or require any consent of or the giving of any notice to any third party under, any note, bond, indenture, credit facility, mortgage, security agreement, lease, license, franchise, permit or other agreement, instrument or obligation to which the Company or any Subsidiary is a party, or by which the Company or any Subsidiary, or any of their respective material prop-erties or assets may be bound, or give rise to the creation of any pledge, lien, claim, charge, security interest or other encumbrance upon the properties or assets of the Company or any Subsidiary, or give rise to the creation of any pledge, lien, claim, charge, security interest or other encumbrance on the Subject Shares except in each case for any matter which would not have a Material Adverse Effect (the term "Material Adverse Effect" when used in this Agreement shall mean having such effect as described in the context of the reference either (i) individually or (ii) in the aggregate when such individual events or circumstances are based on or arise from or are related to the same or substantially similar underlying facts which would have a material adverse effect on the business, properties or financial condition of the Company and its Subsidiaries taken as a whole), (iii) violate or conflict with any law, statute, rule, regulation, ordinance, code, judgement, order, writ, injunction, decree, determination, award or other requirement of any court or of any governmental body or agency thereof applicable to the Company or any Subsidiary or by which any of their respective properties or assets may be bound, except for any violation or conflict which would not have a Material Adverse Effect, or
     (iv) require any registration or filing by the Company, any Subsidiary or any of the Sellers with, or any permit, license, exemption, consent, authorization or approval of, or the giving of any notice by the Company, any Subsidiary, or any of the Sellers to, any governmental or regulatory body, agency or authority, except where the failure to make such registration or filing or obtain such permit, license, exemption, consent, authorization or approval, or to give such notice would not have a Material Adverse Effect.

          4.2.4. Litigation and Compliance with Laws. Except as described in the Disclosure Schedule, there is no litigation, proceeding (including, without limitation, arbitral proceedings) or other legal or administrative proceeding pending or, to the knowledge of the Company (as hereinafter defined in Paragraph 4.4), threatened against the Company or any Sub-sidiary. There are no such suits, actions, proceedings or claims pending, or, to the knowledge of the Company, threatened, challenging the validity or propriety of, or otherwise relating to or involving, this Agreement or the transactions contemplated hereby. There is no judgement, order, writ, injunction, decree or award (whether issued by a court, an arbitrator, a governmental body or agency thereof or otherwise) to which the Company or any Subsidiary is party, or involving the properties, assets or business of the Company or any Subsidiary, which is unsatisfied or which requires continuing compliance therewith by the Company or any Subsidiary. Except with respect to Taxes (as defined and covered in Paragraph 4.2.10, below), ERISA (as defined and covered in Paragraph 4.2.13, below), and Environmental Laws (as defined and covered in Paragraph 4.2.21, below), neither the Company nor any Subsidiary has received any written notice that the Company or any Subsidiary has not complied in all material respects with all applicable foreign and domestic laws, statutes, ordinances, codes, rules, regulations, judgements, orders, writs or decrees of any federal, state, local or foreign court or governmental or regulatory body or agency thereof to which the Company or any Subsidiary may be subject or which are applicable to the operations, businesses or assets of the Company or any Subsidiary.

          4.2.5. Subsidiaries, Investments. The Disclosure Schedule contains a list of all of the Company's ownership or investment interests in any Subsidiary. Except as set forth in the Disclosure Schedule, all of the issued and outstanding shares of capital stock (or other equity interests) of each Subsidiary are owned beneficially and of record by the Company or by a Subsidiary (as indicated in the Disclosure Schedule), in each case free and clear of all liens, security interests, claims, charges, pledges and encumbrances of any kind whatsoever.

          4.2.6.  Ownership and Use of Tangible Assets.

               (a) The Company and its Subsidiaries have good, valid and marketable title to or lease pursuant to a lease described in the Disclosure Schedule (if required to be set forth therein) all tangible personal property and assets which are material to the operation of the businesses of the Company and its Subsidiaries as they are currently conducted free and clear of all encumbrances except those which would not have a Material Adverse Effect on the Company's or its Subsidiaries' ability to use or enjoy beneficial ownership and except as set forth in the Disclosure Schedule.

               (b) The Disclosure Schedule contains a complete list and description of all real property owned by the Company and its Subsidiaries (the "Owned Real Property"), in each case indicating the entity owning such property. The Disclosure Schedule also contains a complete list and description of all real property leased by the Company and its Subsidiaries (collectively, the "Leased Real Property"), in each case indicating the entity leasing such property and the persons or entities from whom such property is being leased. The Owned Real Property and the Leased Real Property are collectively referred to herein as the "Real Property." With respect to all such Owned Real Property, the Company or its Subsidiaries have good, valid and marketable title in fee simple thereto free and clear of all encum-brances, except (i) as specifically disclosed in the Disclosure Schedule or in the title policy obtained by the Buyer pursuant to Paragraph 6.1.4 hereof, or encumbrances which would not have a Material Adverse Effect,
     (ii) Taxes not yet due, (iii) easements, rights-of-way and similar covenants and restrictions of record, and (iv) municipal and zoning ordinances. To the Company's knowledge, none of the matters in the foregoing clauses (i) through (iv) interfere with the use of the Real Property as currently utilized. Except as set forth in the Disclosure Schedule, no work has been performed on or with respect to or in connection with any of the Real Property that would cause such Real Property to become subject to any mechanics', materialmen's, workmen's, repairmen's, carriers' or similar lien. The structures, plants, improvements, systems (including, without limitation, heating, venti-lation, air conditioning, electrical, plumbing, fire sprinkler, light-ing, elevator and other mechanical systems) and fixtures located in or about each such parcel of Real Property have been maintained in accordance with reasonable maintenance standards generally followed in the industry.

               (c) To the knowledge of the Company, all tangible personal property of the Company which is material to the Company's operations has been maintained in accordance with reasonable maintenance standards generally followed in the industry and is physically located at or about the places of business of the Company and its Subsidiaries. None of such tangible personal property is subject to any agreement, arrangement or understanding for its use by any person other than the Company and its Subsidiaries, the presence of which would have a Material Adverse Effect.

               (d) The Disclosure Schedule sets forth a complete and correct list of all tangible personal property leases to which the Company and its Subsidiaries are parties which involve annual lease payments of more than One Hundred Thousand Dollars ($100,000.00). Each such lease is in full force and effect against the Company or one of its Subsidiaries. All lease payments due to date on any such lease have been paid, and neither the Company nor any Subsidiary is in default under any such lease, and to the knowledge of the Company no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a default by the Company or any Subsidiary under such lease. To the knowledge of the Company, there are no disputes or disagreements between the Company and its Subsidiaries, on the one hand, and any other party with respect to any such lease.

          4.2.7. Patents, Trademarks, and Other Intellectual Property. The Disclosure Schedule contains a list of all patents, patent applications, trademarks, trademark applications, trade names, service marks and copyrights, and licenses and rights to any of the foregoing (collectively the "Intellectual Properties") which are owned, controlled, used or held (under license or otherwise) by and which are material to the Company and its Subsidiaries in connection with the conduct of their businesses. The Company or its Subsidiaries are the sole and exclusive owner of the Intellectual Properties described as owned in the Disclosure Schedule, free and clear of all encumbrances except as set forth in the Disclosure Schedule. No claims have been asserted or, to the knowledge of the Company, threatened by any person challenging the Company's or its Subsidiaries' ownership or use of any of the Intellectual Properties. To the knowledge of the Company, none of the Intellectual Properties infringes or otherwise violates the rights of others or is being infringed by others in any manner which would have a Material Adverse Effect. In order to conduct the business of the Company as such is currently being conducted, to the knowledge of the Company, the Company does not require any Intellectual Properties that it does not already have the use of. The Company has not granted any license or made any assignment of any Intellectual Properties listed in the Disclosure Schedule. The Company does not pay any royalties or other consideration for the right to use any intellectual properties of others. All Intellectual Properties of the Company are valid, enforceable and in good standing, and to the knowledge of the Company, there are no equitable defenses to enforcement based on any act or omission of the Company.

          4.2.8. Financial Statements. Included in the Disclosure Schedule are true and correct copies of the consolidated financial statements of the Company and its Subsidiaries for the fiscal periods ended October 31, 1994, and October 31, 1995 (the "Historical Financial Statements") and the interim financial statements for the period ended June 30, 1996 (the "Interim Financial Statements" and with the Historical Financial State-ments, collectively the "Financial Statements". The Financial Statements fairly present the financial condition of the Company and its Subsidiaries (as applicable) on such dates and the results of operations for the periods designated therein, and were prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods covered thereby; subject, in the case of Interim Financial Statements, to appropriate year-end adjustments and omitted disclosures customarily placed in footnotes. The Historical Financial Statements were audited by Arthur Andersen, LLP, whose reports thereon are attached to the Disclosure Schedule. There has been no material adverse change in the capitalization, assets or liabilities of the Company and its Subsidiaries since the date of the Interim Financial Statements (the balance sheet included therewith referred to as the "Interim Balance Sheet"), other than changes in the ordinary course of business consistent with past practice.

          4.2.9. Conduct Out of Ordinary Course. The Company has, since the date of the Interim Balance Sheet, conducted its business and the businesses of its Subsidiaries in the normal and ordinary course and has not since such date, other than in the ordinary course of business or as described in the Disclosure Schedule: (i) mortgaged, pledged or subjected to, or agreed to mortgage, pledge or subject to, any Encumbrance, any of the assets or business of the Company and its Subsidiaries, except as contemplated in this Agreement; (ii) sold, transferred, leased to others or otherwise disposed of or agreed to sell, transfer, lease or otherwise dispose of any of the assets of the Company and its Subsidiaries; (iii) suffered any damage, destruction or loss (whether or not covered by insurance) materially and adversely affecting any of the material assets of the Company, reasonable wear and tear excepted, or materially and adversely affecting the Company and its Subsidiaries; (iv) borrowed, or agreed to borrow, funds in excess of One Million Dollars ($1,000,000.00); (v) discharged or satisfied any Encumbrance, cancelled or compromised any material debt or claim or paid any material obligation or liability; (vi) directly or indirectly paid, or agreed to pay, any severance or termination pay to any employee or otherwise granted any general or specific increase in the salary, commission rate or other compensation payable to any employee which was not accrued at such date;
   (vii) issued, or agreed to issue, any securities of the Company or any Subsidiary other than pursuant to the stock options described in the Dis-closure Schedule; (viii) declared, paid, made or agreed to declare, pay or make any dividends, distributions, redemptions, equity repurchases or other transactions with respect to any securities of the Company or any Subsidiary; (ix) had any change in its accounting principles, methods or practices or any change in its depreciation or amortization policies or rates; (x) had any change in the relationship or course of dealing with any of any of its suppliers, customers, distributors, lenders or creditors that has had or could reasonably be expected to have a Material Adverse Effect; or (xi) had any labor disputes or disturbances, other than grievances, which have had or could reasonably be expected to have a Material Adverse Effect.

          4.2.10.  Taxes.

               (a) Definitions. For purposes of this Paragraph 4.2.10, the following terms shall have the following meanings:

               The terms "Tax" and "Taxes" shall mean and include any and all United States, state, local, foreign income, alternative, minimum, accumulated earnings, personal holding company, franchise, capital stock, profits, windfall profits, gross receipts, sales, use, value added, transfer, registration, stamp, premium, excise, customs duties, severance, environmental (including taxes under section 59A of the Internal Revenue Code of 1986, as amended (the "Code"), real property, personal property, ad valorem, occupancy, license, occupation, employment, payroll, social security, disability, unemployment, workers' compensation, withholding, or other taxes, assessments, social security obligations, deficiencies, fees, customs duties or other governmental charges from time to time imposed by or required to be paid to any governmental authority (including penalties and additions to tax thereon, penalties for failure to file a return or report, and interest on any of the foregoing).

               The term "Tax Return" shall mean and include any return, declaration, report, claim for refund, or information return or statement filed or required to be filed relating to Taxes, including any schedule or attachment thereto, and any amendment thereof.

               (b) Warranties and Representations. Except as described in the Disclosure Schedule:

                    (i) All Tax Returns which the Company or any Subsidiary was required to file prior to the date hereof (including, without limitation, sales, payroll, employee withholding, social security and unemployment Tax Returns) have been filed when due and when filed were true and correct in all material respects.

                    (ii) All Taxes that the Company or any Subsidiary is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company.

                    (iii) There has been no claim or issue (other than a claim or issue that has been finally settled) concerning any liability for Taxes of the Company or any Subsidiary asserted, raised or to the knowledge of the Company, threatened by any taxing authority.

                    (iv) There are no agreements or applications by the Company or any Subsidiary for an extension of time for the assessment or payment of any Taxes or for the filing of any Tax Return, or waivers of a statute of limitations by the Company or any Subsidiary in respect of Taxes.

                    (v) The Company is not a party to any agreement, contract, or other arrangement that would result, separately or in the aggregate, in the requirement to pay any "excess parachute payment" within the meaning of Section 280G of the Code.

                    (vi) There are no Tax sharing agreements or other similar arrangements with respect to or involving the Company or any Subsidiary.

          4.2.11.  Contracts and Other Agreements.

               (a) The Disclosure Schedule sets forth a true and complete list of all of the following to which the Company or any Subsidiary is a party or by which it or any Subsidiary is bound (collectively, the "Contracts"):

                    (i) any lease of personal property which involves annual expenditures or receipts in excess of One Hundred Thousand Dollars ($100,000.00);

                    (ii)  each lease with respect to the Leased Real
          Property;

                    (iii) any license agreement or other agreements of the Company or any Subsidiary providing in whole or in part for the use of any patents, trademarks, trade names, service marks, copyrights, inventions, trade secrets or other proprietary know-how or other intellectual property, whether the Company is the licensor or the licensee thereunder, and all settlements, consents or forbearance to sue agreements relating thereto;

                    (iv) any contract, arrangement or understanding not made in the ordinary course of business and consistent with past practice which is material to the business of the Company;

                    (v) any note, bond, indenture, credit facility, mortgage, security agreement or other instrument or document relating to or evidencing indebtedness for money borrowed, or a security interest or mortgage in the assets of the Company or any Subsidiary in excess of One Million Dollars ($1,000,000.00);

                    (vi) any indemnity or guaranty issued by the Company or any Subsidiary during the past three (3) years (other than customary product warranties provided by the Company or any Sub-sidiary in the ordinary course of business);

                    (vii) any contract, arrangement or understanding materially restricting the right of the Company or any Subsidiary to engage in any business activity or compete with any business;

                    (viii) any contract, arrangement or understanding by the Company or any Subsidiary to customers or distributors which aggregate in excess of Four Hundred Thousand Dollars ($400,000.00) to any one customer or distributor;

                    (ix) any power of attorney given by the Company or any Subsidiary, which is currently in effect, to any person, firm or corporation for any purpose whatsoever;

                    (x) any collective bargaining agreements with any unions, guilds, shop committees or collective bargaining groups; or

                    (xi) any contracts or agreements with current officers, other employees, consultants or advisors other than contracts which by their terms are cancelable by the Company with notice or not more than sixty (60) days.

               (b) The Company has previously provided to the Buyer complete and correct copies of each written Contract (and any amendments thereto). (i) Each Contract is in full force and effect against the Company; (ii) neither the Company nor any Subsidiary is in default under any Contract, and no event has occurred which constitutes, or with the lapse of time or the giving of notice or both would constitute, a material default by the Company or any Subsidiary under any such Contract; and (iii) to the knowledge of the Company, there are no material disputes or disagreements between the Company or its Subsidi-aries and any other party with respect to any such Contract. Copies of the standard terms and conditions of sale, delivery or lease of the Company are included in the Disclosure Schedule.

          4.2.12. Product Warranty and Product Liability. The Disclosure Schedule contains a true, correct and complete copy of the Company's standard warranty or warranties provided for Products (as defined below) sold and subject to such warranties as of the Closing. Except as stated in the warranties or otherwise set forth on the Disclosure Schedule, there are no warranties, commitments, policies or obligations with respect to the return, repair or replacement of Products. The Disclosure Schedule contains a description of all product liability claims and similar claims, actions, litigation and other proceedings relating to Products manufactured or sold, or services rendered, which are presently pending or which to the Company's knowledge are threatened, or which have been asserted or commenced against the Company within the last five (5) years, in which a party thereto either requests injunctive relief (whether temporary or permanent) or alleges damages (which are not covered by insurance). Except as set forth in the Disclosure Schedule, to the knowledge of the Company there are no defects in design, construction or manufacture of Products which would adversely affect performance or create an unusual risk of injury to persons or property. Except as set forth in the Disclosure Schedule, to the knowledge of the Company no facts or conditions exist which could reasonably be expected to result in a recall campaign. To the knowledge of the Company, the Products have been designed and manufactured so as to meet and comply with all governmental standards and specifications currently in effect, and have received all governmental approvals necessary to allow their sale and use. As used in this Paragraph 4.2.12, the term "Products" means any and all products currently or at any time previously manufactured, distributed or sold by the Company, or by any predecessor of the Company for which the Company has legal liability under any brand name or mark under which products are or have been manufactured, distributed or sold by the Company.

          4.2.13. Employee Benefit Matters. The Disclosure Schedule sets forth all of the Company's bonus, deferred or incentive compensation, profit sharing, retirement, vacation, sick leave, hospitalization, insurance, disability stock options or severance plans, programs, arrangements and policies and all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) (collectively, the "Plans") sponsored or contributed to by the Company or by any trade or business, whether or not incorporated (an "ERISA Affiliate") that together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA, for the benefit of an employee or former employee of the Company or any ERISA Affiliate. To the knowledge of the Company, each such Plan is in compliance, and has been administered in accordance with the applicable provisions of ERISA and the Code and all other applicable laws, rules and regulations, the violation of which would have a Material Adverse Effect. The Company has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each such Plan and no accumulated funding deficiency exists with respect to any such Plan which would have a Material Adverse Effect. All contributions required to be made with respect to all Plans on or prior to the Closing Date have been timely made. To the knowledge of the Company, neither the Company nor any ERISA Affiliate nor any Plan, Trust or Trustee or administrator thereof has (i) engaged in any transaction prohibited by ERISA or the Code or which would subject the Company to a material tax or civil penalty thereunder; (ii) breached any fiduciary duty owed by it with respect to the Plans described above; or (iii) failed to file and distribute in a timely and proper manner all reports and information required to be filed or distributed in accordance with ERISA. Neither the Company nor any ERISA Affiliate has incurred any liability to the Pension Benefit Guaranty Corporation (the "PBGC") nor, to the knowledge of the Company has the PBGC taken any action to terminate any of the Plans described above. The Company is not a participating or contributing employer in any multi-employer benefit plan with respect to employees of the Company or its Subsidiaries nor has the Company or its Subsidiaries incurred any withdrawal liability with respect to any multi-employer plan or any liability in connection with the termination or reorganization of any multi-employer plan. Each Plan intended to be "qualified" within the meaning of Section 401(a) of the Code is so qualified and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. There are no pending, or to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits).

          4.2.14. Labor Practices. Except as set forth in the Disclosure Schedule, within the last three (3) years the Company has not experienced any labor disputes, union organization attempts or any work stoppage due to labor disagreements in connection with its business. Except to the extent set forth in the Disclosure Schedule (a) the Company is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours which would have a Material Adverse Effect, and is not engaged in any unfair labor practices; (b) there is no unfair labor practice charge or complaint against the Company pending or threatened to the knowledge of the Company;
   (c) there is no labor strike, dispute, request for representation, slowdown or stoppage actually pending or to the knowledge of the Company, threatened against or affecting the Company nor any secondary boycott with respect to products of the Company; (d) to the knowledge of the Company, no question concerning representation has been raised or is threatened respecting the employees of the Company; (e) no grievance which might have a Material Adverse Effect on the Company, nor any arbitration proceeding arising out of or under collective bargaining agreements, is pending and no such claim therefor exists; and (f) there are no administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment related matters pending or to the knowledge of the Company, threatened before the U.S. Equal Employment Opportunity Commission or any state or federal court or agency.

          4.2.15. Brokers; Agents. The Company has not dealt with retained, employed or used any agent, finder, broker or other representative in any manner which could result in the Company or the Buyer being liable for any fee or commission in the nature of a finder's fee or originator's fee in connection with the subject matter of this Agreement, other than any fees which may be payable to Robert W. Baird & Co. Incorporated, whose fees and expenses shall be paid by the Sellers.

          4.2.16. Permits and Licenses. To the knowledge of the Company, the Company has all licenses, permits, approvals, authorizations and consents of all governmental and regulatory authorities and all certification organizations required for the conduct of the business operation of its facilities. All such licenses, permits, approvals, authorizations and consents described in the Disclosure Schedule are in full force and effect. To the knowledge of the Company, except as set forth in Disclosure Schedule, the Company (including its operations, properties and assets) is and has been in compliance with all such permits and licenses, approvals, authorizations and consents, except where such noncompliance would not have a material Adverse Effect. Neither the Company nor any Subsidiary has received any notice of, and neither the Company nor any Subsidiary has any knowledge of, any intention on the part of any government authority to cancel, revoke or modify any permit, license, exemption, consent, authorization or approval of the Company, which in each case will have a Material Adverse Effect.

          4.2.17. Major Customers. The Disclosure Schedule sets forth a complete and correct list of the five (5) largest customers of the Company and its Subsidiaries in terms of contracted work during the eight (8) month period ended on the date of the Interim Balance Sheet, showing the total value of such contracts. No such customer has given the Company or any Subsidiary any notice terminating, rescinding, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect in the future, or otherwise reflecting a material adverse change in, the business relationship between such customer and the Company and such Subsidiary. The Company has no sales contracts or commitments except those made in the ordinary course of business, at arm's length.

          4.2.18. Dealers and Other Agents. The Disclosure Schedule sets forth a complete and correct list of the names and addresses of each authorized dealer, sales representative or other agent (a "Representative") currently engaged by the Company and its Subsidiaries and who is not an employee of the Company or its Subsidiaries, to whom the Company has made annual payments during the year ended October 31, 1995, aggregating more than Two Hundred Fifty Thousand Dollars ($250,000.00), a summary description of the services provided by each such Representative and the territory assigned to each such Representative. True and correct copies of all agreements between any such Representative and the Company and its Subsidiaries are included in the Disclosure Schedule. The Company is not in default under any agreement with any Representative, nor has any event or omission occurred which through the passage of time or the giving of notice, or both, constitute a default thereunder, except such defaults which would not have a Material Adverse Effect. To the knowledge of the Company, no Representative is in default under any such agreement, nor has any event or omission occurred which, through the passage of time or the giving of notice, or both, would constitute a default thereunder or give rise to an automatic termination or the right of discretionary termination, thereof, except such defaults which would not have a Material Adverse Effect. The Disclosure Schedule sets forth a complete and correct list of all stocking or demonstration units, as such term is customary used by the Company, located at, consigned, en route or sold to any Representative as of July 31, 1996.

          4.2.19. Material Suppliers of Inventories. The Disclosure Schedule sets forth a complete and correct list of all written supply contracts between the Company and its Subsidiaries and each supplier of goods and services to the Company and its Subsidiaries who provided goods and services to the Company and its Subsidiaries which involved an aggregate value of Two Million Dollars ($2,000,000.00) or more during the year ended October 31, 1995 with such supplier. The Disclosure Schedule also correctly identifies all currently outstanding purchase orders of the Company and its Subsidiaries for goods or services with an aggregate value of Two Million Dollars ($2,000,000.00) or more. No supplier identified in the Disclosure Schedule has given the Company or any Subsidiary any notice terminating, suspending or reducing in any material respect, or specifying an intention to terminate, suspend or reduce in any material respect, or otherwise reflecting a material adverse change in, the business relation-ship between such supplier and the Company and its Subsidiaries.

          4.2.20. Insurance. The Disclosure Schedule contains a complete and correct list of all material insurance policies carried by, or covering, the Company and its Subsidiaries with respect to their businesses, together with, in respect of each such policy, the name of the insurer, the policy number, the expiration date thereof and each pending claim thereunder known to the Company. Complete and correct copies of each such policy have previously been provided to the Buyer. No written notice of cancellation has been received by the Company with respect to any such policy. To the knowledge of the Company, (i) all premiums due thereon have been paid in a timely manner and (ii) the Company and its Subsidiaries have complied in all material respects with the terms and provisions of such policies. Except as set forth in the Disclosure Schedule, to the knowledge of the Company, the Company has not been refused any insurance with respect to any aspect of its operations of its business nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last three (3) years. There is no claim by the Company pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies. Such policies are sufficient in all material respects for compliance by the Company with all requirements of law and with the requirements of all material contracts to which the Company is a party.

          4.2.21.  Environmental Matters.

               (a) Definitions. For purposes of this Paragraph 4.2.21 the following terms shall have the following meanings:

               "Environmental Claim" shall mean any investigation, notice, violation, demand, suit, injunction, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative, judicial, or private in nature) arising (a) pursuant to, or in connection with, a violation by the Company or any Subsidiary of any Environmental Law, (b) in connection with any Hazardous Material, (c) from any abatement, removal, remedial, corrective, or other response action by the Company or any of its Subsidiaries in connection with a Hazardous Material, Environmental Law or order of a Governmental Authority or (d) from any damage, injury, threat, or harm to the environment by the Company or any of its Subsidiaries.

               "Environmental Law" shall mean any past or current Legal Requirement pertaining to the protection of the environment, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 USC 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 USC 6901 et seq. ("RCRA"), and any implementing law, and any amendment, rule, or regulation issued thereunder.

               "Governmental Approval" shall mean any permit, license, variance, certificate, clearance, closure, exemption, decision or action or approval of a Governmental Authority which is required under an Environmental Law.

               "Governmental Authority" shall mean any federal, state, regional, county, or local person or body having legal authority to administer any Environmental Law.

               "Hazardous Material" shall mean any material which is hazardous or toxic to the environment and/or which is subject to regulation, control or remediation under Environmental Law, including, without limitation, asbestos, polychlorinated biphenyl ("PCBs") and petroleum (including crude oil and any fraction thereof).

               "Legal Requirement" shall mean any treaty, convention, statute, law, regulation, ordinance, Governmental Approval, injunction, judgement, order, consent decree, or other requirement of any Govern-mental Authority relating to health, safety, natural resources and the environment.

               "Release" shall mean any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injection, escaping, leaching, dumping, or disposing into the indoor or outdoor environment including, without limitation, the abandonment or discarding of barrels, drums, containers, tanks, and other receptacles containing or previously containing any Hazardous Material.

               (b) Warranties and Representations. Except as described in the Disclosure Schedule:

                    (i) The Subsidiaries and the Real Estate comply in all material respects with any and all applicable Environmental Laws.

                    (ii) The Company and its Subsidiaries have obtained all necessary Governmental Approvals necessary for the operations of their businesses and properties.

                    (iii) Neither the Company nor any Subsidiary (a) has caused any Release or disposal of any Hazardous Material at the Real Property or (b) caused any Release of any Hazardous Material at any third party property.

                    (iv) Neither the Company nor any Subsidiary has received any notification of any actual or potential responsibility for any Release at any third party property.

                    (v) The Real Property does not contain any: (a) under-ground storage tank, (b) asbestos containing building material, PCBs, radon, or urea formaldehyde foam, (c) landfill or dump, or
          (d) hazardous waste management facility as defined pursuant to RCRA or any comparable state law.

                    (vi) There is no Environmental Claim involving the Real Property or other property formerly owned, leased or operated by the Company and its Subsidiaries or to the knowledge of the Company threatened against the Company or any Subsidiary.

                    (vii) There are no conditions on, under or in any way affecting the Real Property which would impose liability to the Company or any of its Subsidiaries under any Environmental Law.

          4.2.22. Bank Accounts. The Disclosure Schedule sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company maintains a safe deposit box, lock box or checking, savings, custodial or other account of any nature, the type and number of each such account and the names of all persons authorized to draw thereon or who have access thereto.

          4.2.23. Inventory. Except to the extent a violation hereof will not have a Material Adverse Effect and except as set forth in the Disclosure Schedule (i) inventories of finished goods reflected on the Interim Balance Sheet were and will be of a quality and quantity useable and saleable in the ordinary course of business and had and are currently expected to have a commercial value at least equal to the value shown thereof, (ii) inventories of raw materials, work in process, and replacement parts (whether located at the Company's facilities or in transit) are (a) of good and merchantable quality, except commercial liabilities and obligations incurred in the ordinary course of business of the Company; (b) in conformity with warranties customarily given to purchasers of like products; and (c) at levels adequate for and not excessive in relation to the ordinary course of the operations and in accordance with past inventory stocking practices of the Company. Except as set forth in the Disclosure Schedule, all inventory of the Company is located on premises owned or leased by the Company or its Subsidiaries.

          4.2.24. Accounts Receivable. All accounts receivable of the Company reflected on the Interim Balance Sheet, and as incurred in the normal course of the Company's business since the date thereof, represent arm's length sales actually made in the ordinary course of business and not in dispute (net or their reserve shown on the Interim Balance Sheet for doubtful accounts).

          4.3. Warranties Survive Closing. The respective warranties and representations of the Company and the Seller herein contained shall be true and correct on the date hereof and on the Closing Date, and shall survive the Closing: (i) with respect to any claim for a breach of any warranty or representation made in Paragraph 4.2.10, until such time as the underlying tax obligation is barred by the applicable period of limitation under federal and state laws relating thereto (which may not be extended without the consent of the Sellers); (ii) for a period of three
   (3) years following the Closing Date for any claim based upon a breach of any warranty or representation made in Paragraph 4.2.21; (iii) indefinitely for any claim based upon a breach of any warranty or representation made in Paragraph 4.1; and (iv) for a period of one (1) year following the Closing Date with respect to any claim other than a claim referred to in clauses (i) through (iii), above. Notwithstanding the provisions of the previous sentence, if the Buyer provides written notice to the Company and each Seller as specified in Paragraph 9.3, below, of any claim for which the Buyer seeks indemnification pursuant to
   Article IX, below, within the applicable period referred to in the previous sentence, the claim so made shall survive the Closing until resolved but, in any event, only for so long as the applicable statute of limitations for matters covered by such claim. Any claim not so made in writing prior to the expiration of the applicable period referred to in the previous sentence shall be deemed to have been waived by the Buyer and no other party shall have further liability therefor.

          4.4. Knowledge. For each of those warranties and representations which is made in Paragraph 4.1 and which is subject to the qualification "to the knowledge of such Seller," such warranty and representation shall be deemed limited to those matters of which the Seller who is making such warranty or representation has actual knowledge. For those warranties and representations which are made in Paragraph 4.2 and which are subject to the qualification "to the knowledge of the Company," "to the Company's knowledge," or similar words or phrases, such warranties and representations shall be deemed limited to those matters of which any of the following officers of the Company has actual knowledge: President Michael R. Reese, Vice-President William H. Peters, Vice-President Jeffrey
   W. Strenger, or Vice-President David A. Ogilvie.

                                    ARTICLE V

                   Warranties and Representations of the Buyer

          5.1. Warranties and Representations. The Buyer hereby warrants and represents to the Sellers, which warranties and representations shall survive the Closing for the period set forth in Paragraph 5.2, below, as follows:

          5.1.1. Authority. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has the power and authority to carry on all business activities which it currently conducts. The Buyer has the corporate power and authority to execute and deliver this Agreement and the Buyer Ancillary Documents and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Buyer Ancillary Documents by the Buyer and the consummation of the transactions contemplated hereby and thereby by the Buyer have been approved by all necessary corporate action on behalf of the Buyer and are and shall constitute valid and legally binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other laws generally affecting the rights of creditors and general principles of equity and applicable federal and state laws which may affect the availability of equitable remedies. The execution and delivery of this Agreement and the Buyer Ancillary Documents by the Buyer does not, and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof by the Buyer will not (a) conflict with, or result in any breach or violation of (i) any provision of the Articles of Incorpora-tion or By-Laws of the Buyer or (ii) any law, statute, rule, regulation, ordinance, code, judgement, order, writ, injunction, decree, determination or award applicable to the Buyer, or (b) violate or conflict with, or result in a breach under, any agreement, instrument or document to which the Buyer is a party or is subject, except for any breach, violation or default which would not adversely affect the ability of the Buyer to consummate the purchase of the Subject Shares or the other transaction contemplated by this Agreement or the Buyer Ancillary Documents. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, governmental authority or instrumentality, or other third party is required to be obtained or made in connection with the execution and delivery of this Agreement or the Buyer Ancillary Documents by the Buyer or the consummation by the Buyer of the transactions contemplated hereby and thereby other than the pre-merger notification with the FTC and DOJ under the HSR Act. No claim, action, suit, proceeding, arbitration, investigation or inquiry by any federal, state, municipal, foreign or other court or governmental or administrative body or agency, any securities or commodities exchange or any private arbitration tribunal is now pending or, to the knowledge of the Buyer, threatened, against or relating to the Buyer which would adversely affect the ability of the Buyer to consummate the purchase of the Subject Shares or the other transactions contemplated by this Agreement or the Buyer Ancillary Documents.

          5.1.2. Investment Representations. The Subject Shares to be purchased by the Buyer pursuant to this Agreement are being acquired by the Buyer for investment only and not with a view to any public distribu-tion thereof. The Buyer has such knowledge and experience in business matters as to be capable of evaluating the merits and risks in purchasing the Subject Shares. The Buyer acknowledges that the Subject Shares have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state (collectively, the "Securities Laws"), and have been issued in reliance upon exemptions from the registration requirements of the Securities Laws. The Buyer understands that any transfer or disposition of the Subject Shares may only be made pursuant to an effective registration under applicable Securities Laws or pursuant to an exemption from the registration requirements of the Securities Laws. The Buyer understands that any certificates representing the Subject Shares may bear an appropriate legend consistent with the foregoing.

          5.1.3. Brokers; Agents. The Buyer has not dealt with any agent, finder, broker or other representative in any manner which could result in the Sellers or the Company being liable for any fee or commission in the nature of a finder's or originator's fee in connection with the subject matter of this Agreement or the Buyer Ancillary Documents.

          5.1.4. Guarantees. The Buyer has completed all arrangements necessary to secure the release of any obligations or guarantees of any Seller of obligations of the Company with USF&G and agrees to deliver the release of same at the Closing.

          5.2. Warranties Survive Closing. The warranties and representations of the Buyer herein contained shall be true and correct on the date hereof and on the Closing Date and shall survive the Closing until resolved among the Sellers and the Buyer.

                                   ARTICLE VI

                                    Covenants

          6.1. Covenants of the Company. The Company covenants and agrees as follows:

          6.1.1. Access. Prior to the Closing, the Company will (i) give the Buyer and its representatives, employees, counsel and accountants reasonable access to the properties, books and records of the Company and its Subsidiaries, and (ii) furnish the Buyer and its designated representatives with financial and operating data and other information with respect to the Company and its Subsidiaries for the purpose of permitting the Buyer, among other things, to (a) conduct its due diligence review, (b) review the financial statements of the Company and its Subsidiaries and (c) prepare for the consummation of the transactions contemplated by this Agreement. Without limiting the foregoing, the Sellers and the Company will permit the Buyer and its accountants to have access during normal business hours to examine and make copies of all work papers and schedules of the Company, its Subsidiaries and its accountants. In connection therewith, the Buyer shall be permitted to discuss the business affairs and financial statements of the Company and its Subsidi-aries with the Company's accountants, to review the work papers of such accountants regarding the Company, and in the presence of such members of management of the Company as reasonably designated by Buyer and at reasonable times with proper notice, after prior consultation with such management, to interview the employees of the Company regarding continued employment and to discuss with the appropriate employees of the Company and its Subsidiaries such matters regarding the business and assets of the Company and its Subsidiaries as the Buyer may deem necessary or appro-priate. The Buyer and the Company agree that nothing in this Agreement shall be interpreted or construed as limiting, waiving, terminating or otherwise affecting that Confidentiality Agreement between Buyer and the Company dated April 22, 1996. The Buyer and the Company acknowledge that the terms of such Confidentiality Agreement remain in full force and effect.

          6.1.2. Records. On the Closing Date, the Company will deliver to the Buyer all original records relating to the Company and its Subsidiaries which are in the possession of any of the Sellers, provided that the Sellers shall have the right to make copies of any and all materials which they may deem necessary and shall have the continual right to have access to such records in accordance with Paragraph 6.2.2, below.

          6.1.3. Conduct of the Business of the Company and its Subsidiaries. The Company covenants and agrees with the Buyer that, between the date hereof and the Closing Date (except as otherwise agreed in writing by the Buyer):

               (a) the business of the Company and its Subsidiaries will be conducted in the ordinary course consistent with past practice;

               (b) no change will be made in the Articles of Incorporation or By-Laws or other constituent documents of the Company or any Subsidiary;

               (c) the Company will use reasonable efforts to keep available the services of its employees and to preserve the goodwill of the customers, suppliers, dealers and others having business relationships with the Company and its Subsidiaries; provided, however, that the Company shall not be deemed to have violated this covenant unless it fails to take reasonable action to prevent any of its management employees from continuing to take the action of which the Company has received written notice from the Buyer, which the Buyer deems to be a failure to use such reasonable efforts;

               (d) the Company shall promptly advise the Buyer in writing of the commencement or threat of any suit, proceeding or investigation against, relating to or involving the Company or any Subsidiary or which could otherwise affect the assets or the businesses of the Company and its Subsidiaries and which in each case would, if determined adversely to the Company, have a Material Adverse Effect, whether or not covered by insurance;

               (e) the Company shall advise the Buyer of (i) any material adverse change in the assets, liabilities or financial condition of the Company and its Subsidiaries and (ii) in any event, any condition or state of facts which results in the failure to satisfy any of the conditions of the Buyer's obligations hereunder;

               (f) the Company shall not create or permit to become effective any encumbrances on the assets of the Company and its Subsidiaries other than encumbrances created in the ordinary course of business;

               (g) the Company will maintain its current liability, casualty, property and other insurance coverage in full force and effect;

               (h) the Company will not issue any additional shares of capital stock or any options, warrants or other rights to purchase, or securities convertible into or exchangeable for, shares of capital stock of the Company (except upon exercise of options described in the Stock-holder Agreements or the Disclosure Schedule);

               (i) the Company will not declare or pay any dividends on or make any distributions (however characterized) in respect of shares of its capital stock;

               (j) the Company will not repurchase or redeem any shares of its capital stock except as provided in the Stockholder Agreements;

               (k) the Company will not make any change in the accounting principles or practices reflected in the Interim Financial Statements other than as required by GAAP or in the Company's methods of applying such principles or practices, or in the credit criteria utilized by them in connection with its businesses;

               (l) the Company will not directly or indirectly (through a representative or otherwise) solicit or furnish any information to any prospective buyer, or commence or conduct presently ongoing negotiations with any other party or enter into any agreement with any other party concerning the sale of the Company, the Company's assets or business or any part thereof or any equity securities of the Company (an "Acquisition Proposal"), and the Company shall immediately advise the Buyer of the receipt of any Acquisition Proposal;

               (m) the Company shall refuse to accept any certificates for Subject Shares to be transferred or otherwise to allow such transfers to occur upon its books;

               (n) the Company and its Subsidiaries will not enter into any agreement or commitment that violates any of the foregoing; and

               (o) the Company will not hire a replacement for any of the individuals listed on Exhibit 6.1.7 or Exhibit 6.4.1 attached hereto.

          6.1.4. Title Insurance. Within fifteen (15) days after the date of this Agreement, the Company, at its expense, shall provide to the Buyer title insurance commitments, issued by a title insurance company reasonably satisfactory to the Buyer, committing to issue to the Company standard form owner's policies of title insurance with respect to all Owned Real Property, together with a copy of each document to which reference is made in such commitments. Such polices shall be standard ALTA Form B-1992 owner's policies in the full fair market value of the Owned Real Property, insuring good and marketable title thereto (expressly including all easements and other appurtenances). All policies shall insure title in full accordance with the representations and warranties set forth herein and shall be subject only to such conditions and exceptions as shall be reasonably acceptable to Buyer, and shall contain such endorsements as Buyer shall reasonably request (including, but not limited to, a non-imputation endorsement, owners' comprehensive endorsement, zoning endorsement, and an endorsement over rights of creditors, if requested by the Buyer or the Buyer's lender).

          6.1.5. Surveys. Within thirty (30) days after the date of this Agreement, the Company, at its expense, shall provide to Buyer original current surveys of the Owned Real Property, certified to Buyer and to the title company issuing the title insurance policies in Paragraph 6.1.4, prepared by registered surveyors reasonably satisfactory to the Buyer, which surveys shall be prepared in accordance with the 1992 Minimum Standard Detail Requirements for ALTA/ACSM Land Title Surveys (including all Table A Items), and pursuant to the accuracy of an Urban Class A Survey.

          6.1.6. Tax Matters. No new elections with respect to Taxes, or changes in current elections with respect to Taxes, affecting the Company shall have been made after the date of this Agreement without the prior written consent of the Buyer.

          6.1.7. Bonuses. At the Closing, the Company shall have the authority to pay and upon approval of the shareholders of the Company shall pay to the management employees of the Company listed on Exhibit
   6.1.7 attached hereto in accordance with the general terms set forth therein, in consideration for the agreement of such individuals to remain employed with the Company through the Closing Date and to facilitate the Closing and in addition to and not in lieu of any other bonuses or other payments due to such employees as disclosed in the Disclosure Schedule, the amount set forth opposite such management employees' names on Exhibit
   6.1.7 hereof. For purposes hereof, the "After Tax Bonus Amount" shall be an amount equal to the aggregate amount of bonuses paid by the Company under this Paragraph 6.1.7, less forty percent (40%) of such amount.

          6.2. Covenants of the Sellers. Each of the Sellers severally covenants and agrees as follows:

          6.2.1. Solicitation. Each Seller severally agrees that such Seller will not directly or indirectly (through a representative or otherwise) solicit or furnish information to any prospective buyer or commence or conduct presently ongoing negotiations with any other party or enter any agreement with any other party concerning an Acquisition Proposal and each Seller shall advise the Buyer of the receipt by such Seller of any Acquisition Proposal.

          6.2.2. Stock Transfer. No Seller shall transfer or attempt to transfer any of the Subject Shares except to the Buyer pursuant hereto.

          6.2.3. Delivery of Documents. Each Seller shall have provided the Buyer with (i) all forms, certificates and/or other instruments required to pay the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, together with evidence satisfactory to the Buyer that such transfer taxes and charges have been paid by the Company, (ii) an affidavit, stating, under penalty of perjury, each Seller's United States taxpayer identification number and that the transferor is not a foreign person, pursuant to section 1445(b)(2) of the Code (or any similar provisions of state or other tax law), and (iii) a clearance certificate or similar document(s) which may be required by any state taxing authority to relieve the Buyer of any obligation to withhold any portion of the payments to the Sellers pursuant to this Agreement.

          6.3. Mutual Covenants. Each of the Company, each Seller severally and the Buyer covenant and agree as follows:

          6.3.1. Cooperation. The Buyer, the Company and the Sellers shall cooperate with each other and shall cause their respective officers, employees, agents, accountants and representatives to cooperate with each other after the Closing to ensure the orderly transition of the ownership of the Company and its business from the Sellers to the Buyer and to minimize any disruption to the business of the Company that might result from the transactions contemplated hereby.

          6.3.2. Records. For a period of six (6) years after the Closing, upon reasonable written notice, the Buyer and the Sellers agree to furnish or cause to be furnished to each other and their respective repre-sentatives, counsel and accountants access, during normal business hours, to such information (including records pertinent to the Company and its Subsidiaries) relating to the Company and its Subsidiaries as is reasonably necessary for financial reporting tax and accounting matters, assistance in the preparation and filing of any returns, reports or forms or the defense of any tax claim or assessment; provided, however, that such access does not unreasonably disrupt the normal operations of the Company and its Subsidiaries. Without limiting the foregoing, each of the Sellers shall have access to and the right, at such Seller's expense, to copy any books or records of the Company or any of its Subsidiaries which relate to matters or events prior to the Closing.

          6.3.3. Publicity. At the Closing, the parties shall issue the press release in the form annexed as Exhibit 6.3.3 hereto. Except for this disclosure, the Buyer, the Company and the Sellers agree that no further public releases or announcements concerning the transactions contemplated hereby shall be issued by any party without the prior consent of the other parties, except as such release or announcement may be required by law, in which case the party required to make the release or announcement shall allow the other parties reasonable time to comment on such release or announcement in advance of its issuance.

          6.3.4. Execution of Additional Documents. From time to time, as and when requested by a party hereto, each party hereto shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other parties may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement or the agreements, documents or instruments associated herewith.

          6.3.5. Reasonable Efforts. Prior to the Closing, the Buyer and the Sellers shall undertake all reasonable efforts to take or cause to be taken all action and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby; provided, however, that no party shall be required to respond to any "second request" of the FTC or DOJ under the HSR Act and in the event such second request is received, the Buyer or the Sellers, as the case may be, shall have the right to terminate this Agreement under Paragraph 10.1, below.

          6.4. Covenants of the Buyer. The Buyer covenants and agrees as follows:

          6.4.1.  Severance Payments.  In the event that during the twelve
   (12) month period after the Closing Date the employment of any salaried employee is terminated by the Company or the Buyer without Cause, or the base compensation or Other Benefits (as defined below) of such employee as of the Closing are reduced in any respect, the Buyer will, or will cause the Company, to pay to each such affected employee within ten (10) days after the triggering event, an amount calculated as follows: (i) for each of the management employees listed on Exhibit 6.4.1 attached hereto, an amount equal to six (6) months of base compensation and benefits; and (ii) for each of the salaried employees of the Company not listed on Exhibit 6.4.1, an amount equal to three (3) months of base compensation and benefits. For purposes hereof, "Cause" shall mean the material breach by an employee of such employee's duties after the Closing Date to the Company or the Buyer which is not cured after such employee has received written notice of such breach and has been provided with a reasonable opportunity to cure such breach.

          6.4.2. Incentive Compensation Plan. The Buyer shall offer, or cause the Company to offer, to the senior management of the Company the right to participate in an incentive compensation plan on the general terms and conditions set forth on Exhibit 6.4.2 attached hereto.

          6.4.3. Other Benefits. The Buyer covenants and agrees that it will offer or cause the Company to continue to offer to employees of the Company hereunder the incentive arrangements described in Paragraph 6.4.2 and all fringe benefits due employees of the Company which are reasonably comparable to the benefits disclosed on the Disclosure Schedule, except for (i) the stock appreciation rights described in the Disclosure Schedule and (ii) the incentive bonus arrangements described in the Disclosure Schedule. For purposes hereof, all such fringe benefits (except for the benefits described in clauses (i) and (ii)) shall be referred to herein as the "Other Benefits."

                                   ARTICLE VII

                               Disclosure Schedule

          7.1. General. Although the schedules and information set forth in the Disclosure Schedule specifically refer to the paragraph of this Agreement to which such schedule and information is responsive, each such schedule and information shall be deemed to have been disclosed with respect to any other paragraph of this Agreement or for any other purpose to which such disclosure is applicable and reasonably apparent. Terms used in the Disclosure Schedule and not otherwise defined therein shall have the same meanings as are ascribed to such terms in this Agreement. Any documents attached to the Disclosure Schedule are incorporated in their entirety into the Disclosure Schedule.

          7.2. Updates to Disclosure Schedule. The Company or the Sellers shall have the right to supplement the Disclosure Schedule prior to the Closing by delivery to the Buyer prior to the Closing Date of any such supplement (a "Disclosure Supplement"). Each Disclosure Supplement shall be in writing and shall be delivered in accordance with Paragraph 11.2 of this Agreement. Unless the existence of any matter set forth in any such Disclosure Supplement which was not disclosed at the time of the signing of this Agreement (a "New Matter") would have a Material Adverse Effect, the Disclosure Schedule referred to herein shall be deemed amended and supplemented as of the Closing Date by all information including, without limitation, any New Matter set forth in any Disclosure Supplement and the warranties and representations of the Sellers made in Article IV hereof shall be deemed amended and supplemented by all such information set forth in each Disclosure Supplement. In such event all references to Disclosure Schedule shall include all Disclosure Supplements. To the extent that the existence of any New Matter would have a Material Adverse Effect, the Buyer shall have the right under Paragraph 10.1, below, (a) to terminate this Agreement by written notice to the Sellers within five (5) days after receipt of the Disclosure Supplement which includes the New Matter but prior to the Closing or (b) to consummate the transactions contemplated hereby. To the extent that the Buyer elects to so consummate the transactions contemplated hereby, the Disclosure Schedule shall be deemed amended and supplemented by all information set forth in each Disclosure Supplement, and the warranties and representations of the Sellers made in
   Article IV hereof shall be deemed amended and supplemented by all such information set forth in each Disclosure Supplement as if amended on the date of execution hereof.

                                  ARTICLE VIII

                                 Non-Disclosure

          8.1. Non-Disclosure of Confidential Information. Except as may be agreed to in writing by the Buyer, each of the Sellers acknowledges and agrees, severally but not jointly, that such Seller shall not, at any time during the two (2) year period following the Closing Date, disclose any Confidential Information (as hereinafter defined) to anyone other than to employees and representatives of the Buyer. For purposes of this Paragraph 8.1, the term "Confidential Information" shall mean all propri-etary information which is not in or does not come into, the public domain through any fault of such Seller or information which such Seller is required by law or court order to disclose relating to the Company and its Subsidiaries, their customers, products and services including, without limitation, the following: (i) all technical information relating to the provision of goods or services by the Company and its Subsidiaries; (ii) information concerning pricing policies of the Company and its Subsidiaries, prices charged by the Company and its Subsidiaries to their customers, the volume of orders of such customers and all other information concerning the transactions of the Company and its Subsidiaries with their customers or proposed customers; (iii) the customer lists of the Company and its Subsidiaries; (iv) information concerning the marketing programs or strategies of the Company and its Subsidiaries; (v) financial information concerning the Company and its Subsidiaries; and (vi) information concerning salaries or wages paid to, the work records of and other personal information relating to employees of the Company and its Subsidiaries.

          8.2. Enforcement. In addition to all other legal remedies available to the Buyer for the enforcement of the covenants of this
   Article VIII, each of the Sellers hereby agrees severally but not jointly, that the Buyer shall be entitled to an injunction by any court of compe-tent jurisdiction to prevent or restrain any breach or threatened breach hereof. Each of the Sellers further agrees severally, but not jointly, that if any of the covenants set forth herein shall at any time be adjudged invalid to any extent by any court of competent jurisdiction, such covenant shall be deemed modified to the extent necessary to render it enforceable.

                                   ARTICLE IX

                                 Indemnification

          9.1.  Indemnification of the Buyer.

               (a) Subject to the limitations, restrictions and conditions set forth in this Agreement, each of the Sellers shall severally but not jointly indemnify the Buyer and the Company and hold them harmless from and against any and all damages, losses, deficiencies, actions, judgements, costs expenses, debts, liabilities and obligations (including reasonable attorneys' and accountants' fees) ("Claims") of or against the Buyer or the Company resulting from or arising out of (i) any misrepresentation or breach of any warranty made by such Seller (but not by any other Seller) in Paragraphs 4.1.1, 4.1.2 or 4.1.3, (regardless of whether such breach is deemed material for purposes of Paragraph 2.1(a), above) above, or (ii) any nonfulfillment by such Seller of any covenant or agreement which is to be performed by such Seller (but only by such Seller) under this Agreement or any of the Seller Ancillary Documents including, without limitation, the covenants to be performed by such Seller in Paragraph 8.1, above.

               (b) Subject to the limitations, restrictions and conditions set forth in this Agreement, each of the Sellers shall severally but not jointly indemnify the Buyer and hold it harmless from and against any and all Claims of or against the Buyer or the Company resulting from or arising out of (i) any misrepresentation or breach of any warranty made by the Company in Paragraph 4.2 of this Agreement (regardless of whether such breach is deemed material for purposes of Paragraph 2.1(a), above), or any Claim based upon a fact or circumstance which would constitute a breach of any warranty or representation set forth in Paragraph 4.2.21, above, whether or not disclosed on the Disclosure Schedule (for purposes hereof any such Claim shall be referred to as a "Deemed Environmental Breach") or (ii) any nonfulfillment of any covenant or agreement on the part of the Company under this Agreement which is to be performed by the Company prior to the Closing.

          9.2. Indemnification of the Sellers. The Buyer shall indemnify the Sellers and hold them harmless from and against any and all Claims of or against the Sellers resulting from or arising out of (i) any misrepresentation or breach of warranty of the Buyer contained in this Agreement or any of the Buyer Ancillary Documents on the part of the Buyer (regardless whether such breach is deemed material for purposes of Paragraph 2.2(a), above or (ii) the nonfulfillment of any covenant or agreement on the part of the Buyer contained in this Agreement or any of the Buyer Ancillary Documents.

          9.3.  Procedure Relative to Indemnification.

               (a) In the event that any party hereto shall claim that it is entitled to be indemnified pursuant to the terms of this Article IX, it (the "Claiming Party") shall so notify the party against which the claim is made (the "Indemnifying Party") in writing of such claim promptly after discovery of the facts supporting the claim or receipt of a written notice of any claim of a third party (a "Third Party Claim") that may reasonably be expected to result in a claim by such party against the party to which such notice is given, as the case may be. Such notice shall specify the breach of representation, warranty, covenant or agreement claimed by the Claiming Party and the liability, loss, cost or expense incurred by or imposed upon or expected to be incurred by or imposed upon the Claiming Party on account thereof. If such liability, loss, cost or expense is liquidated in amount, the notice shall so state. If the amount is not liquidated, the notice shall so state and in such event a claim shall be deemed asserted against the Indemnifying Party on behalf of the Claiming Party, but no payment shall be made on account thereof until the amount of such claim is liquidated and the claim is finally determined.

               (b) The Indemnifying Party may, upon receipt of written notice of a Third Party Claim and at its expense, defend such claim in its own name or, if necessary, in the name of the Claiming Party, unless the aggregate potential liability of the Claiming Party exceeds the aggregate potential liability of the Indemnifying Party (calculated assuming indemnification by the Indemnifying Party with reference to the limitations set forth in Paragraph 9.5, below), in which event the Indemnifying Party shall only have the right to defend the Third Party Claim with the consent of the Claiming Party, but shall have the right to participate at its expense in the defense thereof. The Claiming Party will cooperate with and make available to the Indemnifying Party such assistance and materials as may be reasonably requested of it, and the Claiming Party shall have the right, at its expense, to participate in the defense. The Indemnifying Party shall have the right to settle and compromise such claim only with the consent of the Claiming Party which consent shall not be unreasonably withheld. However, if the Claiming Party fails to consent to such settlement or compromise offer, the Indemnifying Party may continue to contest or defend such Third Party Claim and, in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim will not exceed the amount of such settlement or compromise offer.

               (c) In the event the Indemnifying Party shall fail or not have the right to assume the defense under Paragraph 9.3(b), above, or shall notify the Claiming Party that it shall refuse to conduct a defense against a Third Party Claim, then the Claiming Party shall have the right to conduct a defense against such claim and shall have the right to settle and compromise such claim with the consent of the Indemnifying Party which consent shall not be unreasonably withheld. Once the amount of such claim is liquidated and the claim is finally determined, the Claiming Party shall be entitled to pursue each and every remedy available to it at law or in equity to enforce the indemni-fication provisions of this Article IX and, in the event such amount is determined, or the Indemnifying Party agrees, that it is obligated to indemnify the Claiming Party for such claim, the Indemnifying Party agrees to pay all costs, expenses and fees, including all reasonable attorneys' fees which may be incurred by the Claiming Party in attempting to enforce indemnification under this Article IX, whether the same shall be enforced by suit or otherwise.

               (d) Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay on behalf of the Claiming Party, and/or to the Claiming Party in reimbursement of any amount theretofore required to be paid by the Claiming Party, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Claiming Party with respect thereto within fifteen (15) days of the date of such judgment, determination, settlement or compromise, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal.

          9.4. Effect of Taxes, Other Benefits and Insurance. The determination of any liability, claim, lien, encumbrance, charge, fine or penalty for which indemnification may be claimed under this Article IX shall be net of insurance proceeds received (but also net of recovery costs and adjusted for any tax incurred as a result of the receipt of such insurance proceeds except to the extent of any tax benefits received from the loss which gave rise to such insurance proceeds) by the party bearing such liability, claim, lien, encumbrance, charge, fine or penalty as a result thereof.

          9.5.  Limits on Indemnification Claims.

          9.5.1. Basket. Except with respect to Claims for breaches of the warranties or representations contained in Paragraph 4.1 or in Paragraph 4.2.10(b)(v), the Sellers shall not be required to provide indemnification under Paragraph 9.1, above: (i) unless the damages of the Buyer for all Claims of indemnification under Paragraph 9.1, except for breaches of the warranties and representations contained in Paragraph 4.2.21 and Deemed Environmental Breaches, shall exceed in the aggregate Seven Hundred Fifty Thousand Dollars ($750,000.00), (the "Non-Environmental Basket Amount") and then only for amounts in excess of the Non-Environmental Basket Amount; and (ii) unless the damages of the Buyer (excluding any costs related to environmental consultants and audits) for breaches of the warranties and representations set forth in Paragraph 4.2.21 and Deemed Environmental Breaches shall exceed in the aggregate Two Hundred Fifty Thousand Dollars ($250,000.00) (the "Environmental Basket Amount") and then only for amounts in excess of the Environmental Basket Amount.

          9.5.2.  Maximum Amount of Indemnification.

               (a) Except with respect to Claims (i) for breaches of the warranties or representations contained in Paragraph 4.1, or (ii) for breaches of the warranties or representations contained in Paragraph
     4.2.21 or for Deemed Environmental Breaches (as to both of which the limits in Paragraph 9.5.2(b), shall apply), in no event shall: (A) the aggregate liability of all of the Sellers with respect to all Claims of indemnification by the Buyer exceed the aggregate amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), (the "Cap Amount"), and (B) the liability of any Seller with respect to all Claims of indemnification exceed the product of the Cap Amount and the percentage set forth opposite such Seller's name on Schedule 1 attached hereto.

               (b) With respect to any Claim based upon breaches of the warranties or representations contained in Paragraph 4.2.21 or a Deemed Environmental Breach, the following shall apply: (i) the Sellers shall be responsible for providing indemnification to the Buyer under this
     Article IX, subject to the Environmental Basket Amount, in an amount equal to fifty percent (50%) of the amount of the Buyer's Claims for breach of such warranty or representation or Deemed Environmental Breach until the aggregate liability of the Sellers for breach of such warranty or representation or Deemed Environmental Breach equals Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000.00), at which time the Sellers shall have no further liability for breach of such warranty or representation or Deemed Environmental Breach; and (ii) each Seller shall be responsible for an amount equal to the product of the liability of all Sellers under clause (i), above, and the percentage set forth opposite such Seller's name on Schedule 1 attached hereto.

               (c) Subject to the limitations in Paragraphs 9.5.2(a) and 9.5.2(b), the liability of any Seller with respect to any individual Claim of indemnification shall in no event exceed an amount equal to the product of the amount of such Claim and the percentage set forth opposite such Seller's name on Schedule 1 attached hereto.

          9.6. Sole Remedy; Termination. The sole remedy of the Buyer for any and all claims against the Sellers with respect to the transactions contemplated herein, whether under or as a result of this Agreement or otherwise, shall be the indemnity set forth in this Article IX, as limited by the provisions set forth in this Article IX. Any claim for indemnification not submitted in writing by the Buyer prior to the expiration of the applicable survival period of the warranty, representation or covenant on which such claim is based shall be deemed to have been waived and the Sellers shall have no further liability with respect thereto.

          9.7. No Indemnification for Known Breaches of Representations and Warranties. Notwithstanding any of the provisions set forth in this
   Article IX, above, and except for the warranties and representations set forth in Paragraph 4.2.21 or 4.2.10(b)(v) of this Agreement, in the event that the Buyer had knowledge, on or before the Closing Date, of the facts giving rise to a claim hereunder, then the Sellers shall have no liability for any loss resulting from or arising out of such facts. In addition, Buyer shall deliver to Sellers, and attach to this Agreement at Closing, a statement of any facts known to Buyer at Closing and not disclosed by the Company as part of the Disclosure Schedule which could give rise to a claim under this Article IX but for the provisions of this Paragraph 9.7.

                                    ARTICLE X

                                   Termination

          10.1. Termination. This Agreement may be terminated at any time prior to the Closing Date:

               (a) by the mutual written consent of the Buyer and the Sellers;

               (b)  by the Buyer, or the Sellers;

                    (i) if any court or governmental body or agency thereof shall have enacted, promulgated or issued any statute, rule, regulation, ruling, writ or injunction, or taken any other action, restraining, enjoining or otherwise prohibiting the transactions contemplated hereby; or

                    (ii) if the Closing shall not have occurred on or before October 31, 1996; provided, however, that the right to terminate this Agreement pursuant to this Paragraph 10.1(b)(ii) shall not be available to any party whose breach of any representation or war-ranty or failure to perform or comply with any covenant or obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; or

               (c) by the Buyer if the DOJ or FTC shall issue a "second request" to the Buyer, or the Sellers or the Company shall breach this Agreement; or

               (d) by the Sellers if the DOJ or FTC shall issue a "second request" to the ultimate parent entity of the Company or the Buyer shall breach this Agreement; or

               (e)  by the Buyer pursuant to Article VII.

          10.2. Effect of Termination. In the event of termination of this Agreement, this Agreement shall forthwith become null and void and there shall be no liability on the part of any party hereto, except for Paragraphs 11.1, 11.2 and 11.9 hereof and this Paragraph 10.2, which shall remain in full force and effect and which shall survive such termination, and provided that no such termination shall relieve any party hereto from liability for any breach by such party of this Agreement.

                                   ARTICLE XI

                                  Miscellaneous

          11.1. Expenses. Except as may be otherwise specifically provided herein, the parties hereto shall pay their own legal fees and expenses incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement, provided that the Company shall pay all previously billed fees and expenses of Godfrey & Kahn, S.C. and Arthur Andersen, LLP related to this transaction, all verifiable unbilled fees and expenses of Godfrey & Kahn, S.C. in an amount not to exceed Six Hundred Thousand Dollars ($600,000.00) and all verifiable unbilled fees and expenses of Arthur Andersen, LLP not to exceed One Hundred Thousand Dollars ($100,000.00). The Sellers shall be severally responsible for any fees payable to Robert W. Baird & Co. Incorporated in connection with the transactions contemplated herein other than the retainer and expenses previously paid by the Company. The Buyer shall be responsible for any fees payable to any brokers, consultants, or other agents retained by the Buyer in connection with the transactions contemplated herein.

          11.2. Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be considered to be given and received in all respects when hand delivered, when sent one (1) business day after it is sent by prepaid express or courier delivery service, when sent by facsimile transmission actually received by the receiving equipment, or five (5) days after it is deposited in the United States mail, certified mail, postage prepaid, return receipt requested (or international equivalents thereof), in each case addressed as follows, or to such other address as shall be designated by notice duly given:

          IF TO THE BUYER:    Oshkosh Truck Corporation
                              2307 Oregon Street
                              P.O. Box 2566
                              Oshkosh, WI  54903-2566
                              Attention:  R. Eugene Goodson
                              Chief Executive Officer
                              Facsimile:  (414) 233-9624

          With a Copy To:     Foley & Lardner
                              777 East Wisconsin Avenue
                              Milwaukee, WI  53202-5367
                              Attention:  Benjamin F. Garmer, III
                              Facsimile:  (414) 297-4900

          IF TO THE COMPANY:  Pierce Manufacturing Inc.
                              P.O. Box 2017
                              Appleton, WI  54913-2017
                              Attention:  Michael R. Reese,
                                President
                              Facsimile:  (414) 830-3058

          With a Copy To:     Godfrey & Kahn, S.C.
                              100 West Lawrence Street
                              Appleton, WI  54913-2728
                              Attention:  Jeffrey D. Riester
                              Facsimile:  (414) 830-3530

          IF TO THE SELLERS:  c/o Northwestern Mutual Life Insurance Company
                              720 East Wisconsin Avenue
                              Milwaukee, WI  53202-4797
                              Attention:  A. Kipp Koester,
                                Vice-President
                              Facsimile:  (414) 299-7124

          With a Copy To:     Godfrey & Kahn, S.C.
                              780 North Water Street
                              Milwaukee, WI  53202
                              Attention:  Peter M. Sommerhauser
                              Facsimile:  (414) 273-5198

          11.3. Entire Agreement. This Agreement, the Disclosure Schedule, the exhibits attached hereto and the agreements executed and delivered simultaneously herewith constitute the entire agreement among the parties hereto relating to the subject matter hereof, and all prior agreements, correspondence, discussions and understandings of the parties (whether oral or written) are merged herein and superseded hereby, it being the intention of the parties hereto that this Agreement and the instruments and agreements contemplated hereby shall serve as the complete and exclusive statement of the terms of their agreement together. No amendment, waiver or modification hereto or hereunder shall be valid unless in writing signed by an authorized signatory of the party or parties to be affected thereby.

          11.4. Assignment. This Agreement and the rights hereunder shall not be assignable or transferrable (i) by the Buyer without the prior written consent of the Sellers or (ii) by the Company or any of the Sellers without the prior written consent of the Buyer.

          11.5. Binding Effect. This Agreement shall be binding upon the parties hereto and their respective successors and permitted assigns.

          11.6. Paragraph Headings. The headings in this Agreement are for purposes of convenience and ease of reference only and shall not be construed to limit or otherwise affect the meaning of any part of this Agreement.

          11.7. Severability. The parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties shall be construed and enforced accordingly.

          11.8. Applicable Law. This Agreement and all questions arising in connection herewith shall be governed by and construed in accordance with the internal laws of the State of Wisconsin without regard to the principles of conflicts of laws thereunder.

          11.9. Counterparts. This Agreement may be executed in one or more original or facsimile counterparts, all of which shall be considered but one and the same agreement, and shall become effective when one or more such counterparts have been executed by each of the parties and delivered to the other parties.

          11.10. Passage of Title. Legal title, equitable title and risk of loss with respect to the Subject Shares will not pass to the Buyer until the Subject Shares are transferred at the Closing, which transfer, once it has occurred, will be deemed effective as of 12:01 AM, Milwaukee, Wisconsin time, on the Closing Date for all purposes.

          11.11. Use of Terms. In this Agreement, (a) the words "hereof," "herein," "hereto," "hereunder" and words of similar import mean and refer to this Agreement as a whole and not merely to the specific section, paragraph or clause in which the respective word appears, (b) words importing gender include the other genders and (c) any terms defined in this Agreement may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the day, month and year first above written.

                         THE COMPANY:

                         PIERCE MANUFACTURING INC.


                         _____________________________________
                         By:  Michael R. Reese, Its President


                         SELLERS:


                         THE NORTHWESTERN MUTUAL LIFE INSURANCE COMPANY


                         _____________________________________
                         By: ______________, Its______________


                         ROBERT W. BAIRD & CO. INCORPORATED


                         _____________________________________
                         By: ______________, Its______________


                         THE MICHAEL R. REESE AND KATHLEEN A. REESE JOINT REVOCABLE TRUST DATED SEPTEMBER 23, 1993


                         By:  ________________________________
                              Michael R. Reese, Trustee


                         THE MICHAEL R. REESE IRREVOCABLE TRUST, DATED SEPTEMBER 23, 1993, f/b/o JULIE S. REESE, Marshall & Ilsley Trust Company, Successor Trustee


                         By:  ________________________________
                         Name: _______________________________
                         Title: ______________________________


                         ANDREW D. OGILVIE IRREVOCABLE CHARITABLE REMAINDER UNITRUST, F&M Bank of Kaukauna, Trustee


                         By:  ________________________________
                         Name: _______________________________
                         Title: ______________________________


                         _____________________________________
                         Peter N. Jansen


                         _____________________________________
                         William H. Peters


                         _____________________________________
                         Lloyd A. De Wald


                         _____________________________________
                         James W. Staats


                         _____________________________________
                         Gregory E. Potts


                         _____________________________________
                         Jeffrey W. Strenger


                         _____________________________________
                         Thomas R. Olson


                         _____________________________________
                         Neil L. Ort


                         MARGARET BOLDT ANDERSON TRUST DATED OCTOBER 13, 1987


                         ______________________________________
                         By: Margaret Boldt Anderson, Trustee



                         _____________________________________
                         John W. Puth


                         _____________________________________
                         Allison L. Puth


                         _____________________________________
                         David W. Puth


                         _____________________________________
                         Jonathan C. Puth


                         WINDFALLS UNLIMITED, LLC


                         _____________________________________
                         By: Jeffrey D. Riester, Manager




                         BUYER:

                         OSHKOSH TRUCK CORPORATION


                         ______________________________________
                         By: _______________, Its______________


                         THE MICHAEL R. REESE IRREVOCABLE TRUST, DATED SEPTEMBER 23, 1993, f/b/o BRET T. REESE, Marshall & Ilsley Trust Company, Successor Trustee


                         By:  ________________________________
                         Name: _______________________________
                         Title: ______________________________


                         _____________________________________
                         David A. Ogilvie


                         BETH ALEXANDER LIMITED PARTNERSHIP DATED MAY 31,
                         1996

                         _____________________________________
                         By:  David A. Ogilvie, General Partner


                         DAVID A. OGILVIE CHARITABLE REMAINDER UNITRUST, F&M Bank of Kaukauna, Trustee


                         By:  ________________________________
                         Name: _______________________________
                         Title: ______________________________


                         _____________________________________
                         Andrew D. Ogilvie


                         FAITH LIMITED PARTNERSHIP DATED MAY 31, 1996


                         _____________________________________
                         By:  Andrew D. Ogilvie, General Partner